Exhibit 10.1

AMENDMENT NUMBER 3

TO

EMPLOYMENT AGREEMENT

This Amendment Number 3 (the "Amendment"), dated December 8, 2022, to the Employment Agreement dated as of December 15, 2006, as amended November 1, 2012 and December 6, 2017 (as so amended, the "Agreement"), by and between Nathan's Famous, Inc., a Delaware corporation, with its principal office located at One Jericho Plaza, Jericho, New York 11753 (together with its successors and assigns permitted under this Agreement, "Nathan's"), and Howard M. Lorber ("Lorber"), is made by and between Nathan's and Lorber.

WITNESSETH:

WHEREAS, the parties wish to amend the Agreement in order to further extend the termination date of the Agreement.

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the parties hereto agree as follows:

1.            Definitions. All capitalized terms not otherwise defined herein shall have the meanings given to them in the Agreement.

2.            Termination. Section 2(b) of the Agreement shall be amended by replacing "December 31, 2022" with "December 31, 2027".

3.            The current language of Section 8 of the Agreement will become Section 8(b). In addition, the following language will be added to the Agreement as Section 8(a):

(a)            On December 8, 2022, Nathan's shall issue to Lorber 50,000 restricted stock units of the common stock of Nathan's (the "Grant") under Nathan's 2019 Stock Incentive Plan (the "2019 Plan") which shall vest one-fifth on each of December 8, 2023, December 8, 2024, December 8, 2025, December 8, 2026 and December 8, 2027 and otherwise be subject to the terms of the 2019 Plan and the applicable award agreement.

4.            Section 34 is added to the Agreement to read as follows:

“34. Section 409A.

a.	General. It is the intention of Nathan's and Lorber (the “Parties”) that the benefits and rights to which Lorber is entitled pursuant to this Agreement comply with the terms and conditions of Section 409A of the Internal Revenue Code of 1986, as amended from time to time, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and to the extent that the requirements of Section 409A are applicable thereto, the provisions of this Agreement shall be construed in a manner consistent with that intention.

b.	Distributions on Account of Separation from Service. To the extent required to comply with Section 409A, any payment or benefit required to be paid under this Agreement on account of termination of Lorber’s service (or any other similar term) shall be made only in connection with a “separation from service” with respect to Lorber within the meaning of Section 409A.

c.	Treatment of Each Installment as a Separate Payment. For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which Lorber is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

d.	Reimbursements and In-Kind Benefits. To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A, (A) all expense or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Lorber, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

e.	Good Reason. To the extent that the definition of Good Reason under this Agreement would cause a payment under Section 12(g) to be subject to Section 409A, Good Reason shall exist only upon the occurrence of any of the following events without Lorber’s consent: (i) a material reduction of the Lorber's base salary as initially set forth herein or as the same may be increased from time to time, (ii) a material diminution of Lorber's authority, duties, or responsibilities, including not serving on Nathan's Board of Directors; (iii) relocation of Nathan's corporate headquarters to a location more than 35 miles from the location first above described; or (iv) a material breach of the Agreement by Nathan's that is not cured within 10 business days after written notification by Lorber of such breach.

f.	Six Month Delay for Specified Employees. In the event that Lorber is a “specified employee” (as described in Section 409A), and any payment or benefit payable pursuant to this Agreement constitutes deferred compensation under Section 409A, then the Parties shall cooperate in good faith to undertake any actions that would cause such payment or benefit not to constitute deferred compensation under Section 409A. In the event that, following such efforts, Nathan's determines (after consultation with its counsel) that such payment or benefit is still subject to the six-month delay requirement described in Section 409A(2)(b) in order for such payment or benefit to comply with the requirements of Section 409A, then no such payment or benefit shall be made before the date that is six months after Lorber’s “separation from service” (as described in Section 409A) (or, if earlier, the date of Lorber’s death). Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.

g.	Termination of Employment. Notwithstanding any provisions of the Agreement to the contrary, to the extent the that Section 409A would cause an adverse tax consequence to Lorber, a Change in Control shall not be deemed to occur for purposes of this Agreement unless the Change in Control meets the definition ascribed to the phrase “Change in the Ownership or Effective Control of a Corporation or in the Ownership of a Substantial Portion of the Assets of a Corporation” under Treasury Department Regulations promulgated under Section 409A.

h.	Timing of Severance Payments. In order to comply with Section 409A, all payments made to Lorber pursuant to Section 12 shall be paid to Lorber within sixty (60) days of his termination from service (except as otherwise provided in Section 34(f)). Notwithstanding the foregoing, any payment made pursuant to Section 12(b)(v) and 12(b)(vi) that are considered deferred compensation subject to Section 409A shall be paid in accordance with the applicable plan or agreement and any non-taxable benefits Lorber is entitled to receive pursuant to Section 12(g)(ii) shall be provided to Lorber in accordance with the terms of such plans, programs, and perquisites.

i.	Gross-up Payments. Any Excise Tax Gross-up payments made pursuant to this Agreement shall be paid within the period specified by Treasury Regulation Section 1.409A-3(i)(1)(v) so that the gross-up payment shall qualify as providing for payment at a specified time or on a fixed schedule.

j.	Consulting Services. All payments made to Lorber pursuant to Section 13(c) shall be paid no later than fifteen days following the end of the month in which the consulting services were performed."

5.            Limited Nature of Amendments and Waivers. The Amendment is limited as provided herein and does not extend to any other provisions of the Agreement not specified herein nor to any other matter. Except as expressly amended hereby, the terms and provisions of the Agreement shall remain in full force and effect.

6.            Effectiveness. This Amendment shall become effective as of the date hereof.

7.            Counterparts; Execution. This Amendment may be executed in counterparts and all such counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of this Amendment by telefacsimile or electronic mail shall be equally as effective as delivery of an original executed counterpart of this Amendment.

8.            Governing Law. This Amendment shall be governed by and construed and interpreted in accordance with the laws of the State of New York, without reference to principles of conflict of laws.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first written above.

NATHAN'S FAMOUS, INC.

By:	/s/ Eric Gatoff
	Name:	Eric Gatoff
	Title:	Chief Executive Officer

/s/ Howard M. Lorber
Howard M. Lorber

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